Exhibit 10.2

Execution Copy

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. VOTES ON THE PLANS SHALL NOT BE SOLICITED UNTIL SUCH PARTY HAS RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT.

RESTRUCTURING SUPPORT, SETTLEMENT AND CONTRIBUTION AGREEMENT

This Restructuring Support, Settlement And Contribution Agreement dated as of June 7, 2016 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases and its other direct and indirect subsidiaries (collectively, the “Company”), and (ii) Caesars Entertainment Corporation (“CEC” and together with the Company, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives engaged in arm’s-length, good-faith negotiations regarding a potential reorganization and realignment of certain of the Parties’ respective assets and operations, restructuring of the Company’s funded indebtedness and settlement of potential and actual claims asserted by the Company against its non-debtor affiliates pursuant to the CEOC Plan, which negotiations resulted in the terms and conditions of this Agreement and the terms and conditions set forth in the CEOC Plan, including without limitation the Merger (collectively, the “Restructuring”);

WHEREAS, the Company has investigated claims and causes of action against CEC and its affiliates, sponsors, and others, as more fully disclosed in the CEOC Disclosure Statement (as defined below) (the “SGC Investigation”); provided, however, that CEC disputes many of the conclusions reached by the Company as a result of the SGC Investigation and expressly reserves all rights to challenge those conclusions in connection with any litigation regarding the CEOC Plan or otherwise;

WHEREAS, a chapter 11 examiner appointed in the Chapter 11 Cases investigated the claims and causes of action held by the Company and its chapter 11 estates against CEC and its affiliates, sponsors, and others, as more fully described in the Final Version of Examiner’s Final Report (Substantially Unredacted) [Chapter 11 Cases, Docket No. 3720] (the “Examiner Report”); provided, however, that CEC disputes many of the conclusions articulated in the Examiner Report and expressly reserves all rights to challenge those conclusions in connection with any litigation regarding the CEOC Plan or otherwise;

WHEREAS, the Restructuring, the CEOC Plan and the distributions to be made to creditors under the CEOC Plan are dependent upon the substantial, valuable contributions that CEC has agreed to make on, and subject to, the terms and conditions of this Agreement and the CEOC Plan;

WHEREAS, the Restructuring, the CEOC Plan and the distributions of New CEC securities to be made to creditors under the CEOC Plan are dependent and expressly conditioned upon the occurrence of a merger of CEC and Caesars Acquisition Company (“CAC”) on terms and conditions acceptable to each of CEC and CAC;

WHEREAS, the Restructuring will be implemented through the CEOC Plan, with CEC serving as plan sponsor as a result of its substantial and valuable contributions thereunder; and

WHEREAS, the Restructuring settles all potential and actual claims of the Company against its non-debtor affiliates, including against CEC, CAC, and their affiliates, sponsors, officers and directors and including all potential claims and causes of action investigated by the SGC Investigation and discussed in the Examiner Report, on the terms and conditions set forth in this Agreement and the CEOC Plan.

NOW, THEREFORE, in consideration of the covenants contained herein and in the CEOC Plan, each Party, intending to be legally bound hereby, agrees as follows.

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions.

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining the Caesars Cases on terms and conditions acceptable to CEC.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Proposal” means any dissolution or winding up, plan of reorganization or liquidation, merger, consolidation, business combination, sale or issuance of equity interests, sale of a material portion of assets or restructuring involving CEC, its controlled subsidiaries or the Company or any offer or proposal for the foregoing, other than any such transaction that is part of the Restructuring or is permitted under Section 16 hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois or, as applicable, any other court in which a bankruptcy case commenced by or against CEC may be pending.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“CAC” has the meaning set forth in the preamble hereof.

“CAC Joinder” means an agreement executed and delivered by CAC: (a) pursuant to which CAC agrees to be bound to this Agreement with rights and obligations substantially similar to the rights and obligations of CEC hereunder; (b) pursuant to which CAC agrees that any efforts to sell or otherwise transfer all or substantially all of the CIE assets or business will be subject to certain terms and conditions reasonably acceptable to the Company; and (c) which contains provisions acceptable to the Company and CAC regarding jurisdiction, choice of venue and choice of law issues with respect to the CAC Joinder.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by CEC following a CEC Bankruptcy Event.

“CEC Confirmation Order” means, if applicable, entry by the Bankruptcy Court of an order confirming a CEC Plan that is materially consistent with this Agreement and the CEOC Plan and reasonably acceptable to the Company and acceptable to CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy

Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and the CEOC Plan and shall otherwise be reasonably acceptable to the Company and CEC.

“CEC Fiduciary Out” has the meaning set forth in Section 6(c) hereof.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which must be materially consistent with this Agreement and the CEOC Plan and shall otherwise be reasonably acceptable to the Company and acceptable to CEC.

“CEC Termination Event” has the meaning set forth in Section 6 hereof.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means the entry by the Bankruptcy Court of an order confirming the CEOC Plan that is materially consistent with this Agreement and the CEOC Plan and otherwise acceptable to the Company and CEC.

“CEOC Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and the CEOC Plan, and shall otherwise be reasonably acceptable to the Company and CEC.

“CEOC Plan” means the joint chapter 11 plan of reorganization for the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), a copy of which proposed plan is attached hereto as Exhibit A, and any and all amendments thereto must be in form and substance materially consistent with this Agreement and the CEOC Plan, and shall otherwise be acceptable to the Company and CEC.

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Company” has the meaning set forth in the preamble hereof.

“Company Fiduciary Out” has the meaning set forth in Section 5(c) hereof

“Company Termination Event” has the meaning set forth in Section 5 hereof.

“Confirmation Orders” means the CEOC Confirmation Order and, if applicable, the CEC Confirmation Order.

“Definitive Documentation” means the Plans, the Disclosure Statements, the Confirmation Orders, and any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case, and any other agreements, documents or exhibits related to or contemplated in the foregoing (but not, for the avoidance of doubt, any professional retention motions or applications), that could be reasonably expected to affect the interests of the Company or CEC in connection with the Restructuring and any other agreements, instruments, certificates, or other documents necessary, desirable or appropriate in order to effectuate the Restructuring.

“Disclosure Statements” means the CEOC Disclosure Statement and, if applicable, the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans, as applicable, have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans, as applicable, become effective or are consummated.

“Examiner Report” has the meaning set forth in the recitals hereof.

“New CEC” means CEC, giving effect to the merger of CAC with and into CEC pursuant to, and the consummation of the other transactions contemplated by, the Merger Agreement.

“Outside CAC Date” means June 17, 2016.

“Outside Date” means December 31, 2017.

“Outside Merger Date” means June 30, 2016.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and, if applicable, the CEC Plan.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Period” means the period commencing on the date hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties and (ii) the Effective Date.

“SGC Investigation” has the meaning set forth in the recitals hereof.

“Sponsor Agreements” has the meaning set forth in Section 2(c)(v) hereof.

“Termination Date” means the date this Agreement is terminated in accordance with the terms hereof.

“Termination Events” has the meaning set forth in Section 6 hereof.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement.

2. Commitments of CEC.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC agrees that it shall:

(i) (A) support the Restructuring, (B) support and take, and cause (directly or indirectly) to be taken (to the extent within its control), those actions contemplated by this Agreement or otherwise necessary, desirable, or appropriate to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which CEC or any of its controlled subsidiaries (other than the Company), as applicable, is a party, and complete the Restructuring and all transactions contemplated under this Agreement and the CEOC Plan, (C) negotiate in good faith and execute and deliver the Definitive Documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement and the CEOC Plan and as otherwise reasonably acceptable to the Company and CEC, (D) use its reasonable best efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring, (E) use its reasonable best efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring and (F) operate in the ordinary course consistent with industry practice and the operations contemplated pursuant to CEC’s business plan taking into account the Restructuring and the commencement, if any, of a CEC Chapter 11 Case; provided, however, that notwithstanding anything to the contrary in this Agreement, nothing shall limit, impair or impede CEC’s rights to assert positions in litigation before the Bankruptcy Court that challenge or dispute any findings or conclusions contained in the Examiner Report or reached or articulated by CEOC as a result of the SGC Investigation;

(ii) promptly notify or update the Company upon becoming aware of any of the following occurrences: (A) a Termination Event or (B) material developments, negotiations or proposals relating to the Caesars Cases, and any other case or controversy that may be commenced against any of CEC or any of its controlled subsidiaries (other than the Company) in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring (including any amendment or modification of the Merger Agreement or the Sponsor Agreements that would have such effect or any termination of the Merger Agreement or the Sponsor Agreements);

(iii) use reasonable best efforts to assist the Company in procuring a tolling agreement (in form and substance reasonably acceptable to the Company) (a “Tolling Agreement”) from each individual and entity identified in the SGC Investigation and the Examiner Report (collectively, the “Tolling Parties”) by September 30, 2016. In the event a Tolling Agreement from any Tolling Party has not been procured by September 30, 2016, notwithstanding anything to the contrary herein, the Company may commence actions to begin pursuing any and all claims that they or their bankruptcy estates may have against such Tolling Party, including any and all claims identified in the Examiner Report and the SGC Investigation; provided, however, that for the duration of the Restructuring Support Period, the Company shall negotiate in good faith with any such Tolling Party to hold any such action in abeyance pending consummation of the Restructuring.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC agrees that it shall not, and shall not permit its controlled subsidiaries, as applicable, to, directly or indirectly:

(i) seek, solicit, or support an Alternative Proposal;

(ii) take, or authorize or permit to be taken, any action materially inconsistent with the transactions contemplated by this Agreement or the CEOC Plan, or that would materially delay or obstruct the consummation of the Restructuring or adversely affect the consideration to be delivered to any party in connection therewith, including without limitation any amendment or modification of the Merger Agreement or the Sponsor Agreements that would have any such effect;

(iii) take, or authorize or permit to be taken, any action in connection with the Restructuring that violates this Agreement;

(iv) initiate any litigation or other proceeding (other than a CEC Chapter 11 Case) or enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise, in each case, that would materially impair the Company’s or New CEC’s ability to consummate the Restructuring or that would provide for treatment of any Claim that is greater than the treatment provided for such Claim pursuant to the CEOC Plan without the express written consent of the Company (which can be delivered by email from counsel to the Company);

(v) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation) necessary to effectuate the Restructuring that, in whole or in part, are not materially consistent with this Agreement and the CEOC Plan, or are not otherwise reasonably acceptable to the Company;

(vi) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of New CEC to perform its obligations to carry out the Restructuring, other than CEC’s commencement of a CEC Chapter 11 Case;

(vii) (A) sell, transfer, lease, license, pledge, allow to lapse, or otherwise dispose of (by merger, consolidation, or sale of stock or assets), subject to a Lien or otherwise encumber any material assets (including material intellectual property or the equity or assets of any direct or indirect subsidiary); (B) amend or propose to amend any organizational documents; (C) split, combine, or reclassify any outstanding equity interests, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares or other equity interest; or (D) redeem, purchase, acquire, or offer to acquire any equity interests;

(viii) (A) issue, sell, pledge, or dispose of any Equity Interests, other than pursuant to the Merger; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, other than pursuant to the Merger; (C) incur any indebtedness for borrowed money, except in the ordinary course consistent with industry practice or issue any debt securities; or (D) dissolve or otherwise alter its corporate or other organizational existence; or

(ix) agree or otherwise commit to any of the foregoing.

(c) CEC Covenants re CEOC Plan. Without limiting anything in this Section 2, to the extent within its respective control, CEC will take, will cause its controlled subsidiaries (other than the Company), as applicable, to take, and will use reasonable best efforts to cause (directly or indirectly) New CEC, upon consummation of the Merger, to take, all actions necessary or appropriate (including the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of Definitive Documentation to which such Person is a party) to timely consummate the CEOC Plan, including without limitation the following (it being understood that consummation of the transactions contemplated by the CEOC Plan are subject to the terms and conditions of the CEOC Plan, including consummation of the Merger, but CEC will take, and will cause its controlled subsidiaries (other than the Company), as applicable, to take, the actions and make the efforts contemplated by this Section 2(c) in preparation for and in anticipation of such consummation):

(i) the performance of all actions, deliveries, and obligations of New CEC contemplated by the CEOC Plan;

(ii) the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of the New CEC Convertible Note Documents and the issuance and delivery of $1,000,000,000 of New CEC Convertible Notes;

(iii) the issuance of up to 52.7% of the New CEC Common Equity (which includes the New CEC Common Equity issuable pursuant to the New CEC Convertible Notes) in accordance with the terms of the CEOC Plan;

(iv) the commencement and consummation of any New CEC Capital Raise to fund New CEC’s contributions to the CEOC Plan, provided that all holders of, or persons that will hold, New CEC Common Equity shall have preemptive rights to participate (pro rata based on such holder’s actual or anticipated pro forma New CEC Common Equity) in any New CEC Capital Raise; provided, further, that to the extent that the Company determines that the structure of a New CEC Capital Raise would have negative consequences with respect to the tax treatment of the Spin Structure, the Company shall be able to modify or eliminate to the extent necessary the New CEC Capital Raise to avoid such negative consequences;

(v) (A) the negotiation, execution, and delivery of a definitive Merger Agreement (which may be an amendment to, or an amendment and restatement of, the Merger Agreement in existence as of the date hereof), along with agreements with the Sponsors to vote their shares in CEC and CAC to approve the Merger when the shareholder votes on the Merger are solicited in accordance with applicable law (the “Sponsor Agreements”), in each case, no later than June 30, 2016 and on terms and conditions (including conditions to closing) reasonably acceptable to each of CEC and CAC, and (B) the consummation of the transactions contemplated thereby; CEC shall use reasonable best efforts to keep the Company reasonably updated on the status of such agreements;

(vi) the New CEC OpCo Stock Purchase for $700,000,000 in Cash;

(vii) the New CEC PropCo Common Stock Purchase, if applicable, for $91,000,000 in Cash, provided that if the PropCo Equity Election contemplated by the CEOC Plan would materially affect the amount and/or value of PropCo Common Equity New CEC must purchase for the Partnership Contribution Structure, the Company and New CEC shall negotiate the amount of Cash necessary to purchase 5% of PropCo Common Equity pursuant to the New CEC PropCo Common Stock Purchase;

(viii) the contribution and/or distribution of Cash, including the New CEC Cash Contribution and including the Cash proceeds from the New CEC Capital Raise to be used to fund the consummation of the Restructuring;

(ix) the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of amendments to the CES LLC Agreement and the CES Shared Services Agreement;

(x) the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of the OpCo Guaranty Agreement, the Management and Lease Support Agreements, and Master Lease Agreements;

(xi) the contribution of the Bank Guaranty Purchase Price (as calculated in the CEOC Plan) to the Company;

(xii) the establishment of the composition of the New CEC board of directors;

(xiii) the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of the Right of First Refusal Agreement; and

(xiv) the negotiation (consistent with this Agreement and the CEOC Plan), execution, and delivery of the PropCo Call Right Agreement.

(d) Cooperation. Without limiting anything in this Section 2, CEC will, and will cause its controlled subsidiaries (to the extent within its control) to, use its reasonable best efforts and continue to cooperate with the Company and other parties in the implementation of the Restructuring, including providing, making available and/or providing access to the premises, properties, businesses, operations, books and records and other information that is reasonably requested in connection with implementing the Restructuring (subject to existing confidentiality obligations among various parties, attorney/client and other privileges and immunities and other customary limitations appropriate under the circumstances) and responding timely, and causing applicable personnel (including CES personnel) to respond timely, to such requests.

3. Covenants of the Company.

(a) Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i) (A) support the Restructuring, (B) support and take, and cause (directly or indirectly) to be taken (to the extent within its control) those actions contemplated by this Agreement or otherwise necessary, desirable or appropriate to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which the Company is a Party, and complete the Restructuring and all transactions contemplated under this Agreement, the CEOC Plan and, if applicable, the CEC Plan, including but not limited to obtaining all Releases for all Released Parties on the terms set forth in Article VIII of the CEOC Plan and, if applicable, the CEC Plan, (C) negotiate in good faith and execute and deliver the Definitive Documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement, the CEOC Plan and, if applicable, the CEC Plan and as otherwise reasonably acceptable to the Company and CEC, (D) use its reasonable best efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring, (E) use its reasonable best efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (F) operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan taking into account the Restructuring and the commencement of the Chapter 11 Cases;

(ii) promptly notify or update CEC upon becoming aware of any of the following occurrences: (A) a Termination Event or (B) material developments, negotiations or proposals relating any other case or controversy that may be commenced against the Company in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) use reasonable best efforts to obtain a 105 Injunction Order reasonably acceptable to CEC no later than June 15, 2016;

(iv) promptly provide CEC with notice of any Alternative Proposals received by the Company;

(v) promptly provide CEC with notice of any material discussions or communications that the Company engages in with any of its creditors that could reasonably be expected to affect CEC’s rights, obligations or interests in the Restructuring and use reasonable best efforts to include CEC in such discussions or communications;

(vi) consult and fully cooperate with CEC on all issues relating to any negotiations and litigation regarding the CEOC Plan, including all matters relating to discovery, witness preparation, trial preparation, presentation and strategy in connection with the CEOC Plan.

(b) Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall not, directly or indirectly:

(i) seek, solicit, or support an Alternative Proposal;

(ii) take, or authorize or permit to be taken, any action materially inconsistent with the transactions contemplated by this Agreement or the CEOC Plan, or that would materially delay or obstruct the consummation of the Restructuring or adversely affect the consideration to be delivered to any party in connection therewith;

(iii) make any changes, amendments or modifications to the CEOC Plan that are not in form and substance materially consistent with this Agreement and the CEOC Plan, or otherwise not reasonably acceptable to CEC, without CEC’s prior written consent;

(iv) take, or authorize or permit to be taken, any action in connection with the Restructuring that violates this Agreement;

(v) initiate any litigation or other proceeding or enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise, in each case, that would materially impair the Company’s ability to consummate the Restructuring;

(vi) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation) necessary to effectuate the Restructuring that, in whole or in part, are not materially consistent with this Agreement and the CEOC Plan, or are not otherwise reasonably acceptable to CEC;

(vii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of the Company to perform its obligations to carry out the Restructuring;

(viii) (A) sell, transfer, lease, license, pledge, allow to lapse, or otherwise dispose of (by merger, consolidation, or sale of stock or assets), subject to a Lien or otherwise encumber any material assets (including material intellectual property or the equity or assets of any direct or indirect subsidiary); (B) amend or propose to amend any organizational documents; (C) split, combine, or reclassify any outstanding equity interests, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to such shares or other equity interest; or (D) redeem, purchase, acquire, or offer to acquire any equity interests;

(ix) (A) issue, sell, pledge, or dispose of any Equity Interests; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof; (C) incur any indebtedness for borrowed money, except in the ordinary course consistent with industry practice or issue any debt securities; or (D) dissolve or otherwise alter its corporate or other organizational existence; or

(x) agree or otherwise commit to any of the foregoing.

(c) Cooperation. Without limiting anything in this Section 3 the Company will use its reasonable best efforts and continue to cooperate with CEC and other parties in the implementation of the Restructuring, including providing, making available and/or providing access to the premises, properties, businesses, operations, books and records and other information that is reasonably requested in connection with implementing the Restructuring (subject to existing confidentiality obligations among various parties, attorney/client and other privileges and immunities and other customary limitations appropriate under the circumstances) and responding timely, and causing applicable personnel to respond timely, to such requests.

4. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly and solely with respect to itself, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof:

(i) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except for any and all required Gaming Approvals, shareholder and other approvals necessary for the Merger, as expressly provided in this Agreement, and approvals necessary for the CEOC Plan or the CEC Plan (if applicable) or in the Bankruptcy Code, or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for the Company or CEC to carry out the Restructuring contemplated by, and for each Party to perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code, it has all requisite organizational power and authority to enter into this Agreement and, for the Company and New CEC to carry out the Restructuring contemplated by, and, for each Party, perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter, bylaws, or other similar governing documents, or those of any of its subsidiaries, if applicable, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring and (y) nothing in this Section 4(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Parties’ respective ability to exercise its duties as set forth in Section 15 hereof.

(b) Each Party, severally and not jointly, represents and warrants to the other Party that as of the date hereof, it is validly existing and in good standing under the laws of the state of its organization.

5. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a notice, delivered in accordance with Section 21 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”):

(a) the breach by CEC of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect that would reasonably be expected to materially impede or prevent consummation of the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by CEC from the Company of written (including email) notice of such breach;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Company and New CEC of written notice of such event; provided that the Company has otherwise complied with its obligations under Section 3(a)(i)(D) or (E) of this Agreement;

(c) the exercise by the Company of its duties as set forth by Section 15 hereof (the “Company Fiduciary Out”);

(d) CEC files any motion, pleading, or other document with the Bankruptcy Court that is materially inconsistent with this Agreement or the CEOC Plan and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) necessary to effectuate the Restructuring is filed with the Bankruptcy Court or is otherwise finalized and contains terms and conditions materially inconsistent with this Agreement or the CEOC Plan or is otherwise not on terms reasonably acceptable to the Company, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by CEC of written notice of such material and adverse inconsistency;

(f) the appointment of a trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in the CEC Chapter 11 Case. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the examiner order shall not constitute a Company Termination Right;

(g) the CEC Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code or the CEC Chapter 11 Case shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not been stayed;

(h) the failure by CAC to execute a CAC Joinder in form and substance acceptable to the Company by the Outside CAC Date;

(i) the failure by CEC and CAC to reach agreement on the terms and conditions of, and execute and deliver, the Merger Agreement in form and substance reasonably acceptable to the Company or to obtain the Sponsor Agreements in form and substance reasonably acceptable to the Company by the Outside Merger Date;

(j) the amendment or other modification of the Merger Agreement or any Sponsor Agreement in a manner that is not reasonably acceptable to the Company;

(k) the termination of the CAC Joinder, the Merger Agreement or any Sponsor Agreement; or

(l) the Effective Date has not occurred by the Outside Date.

6. CEC Termination Events. This Agreement may be terminated by delivery to the other Parties of a notice, delivered in accordance with Section 21 of this Agreement, by CEC upon the occurrence of any of the following events (each a “CEC Termination Event”, and together with the Company Termination Events, the “Termination Events”); provided, however, that the Termination Events contained in subsection (r) or (s) below shall occur automatically and without the need for CEC to provide any written notice or take any other action to effectuate such termination:

(a) the breach by the Company of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring or would reasonably be expected to materially impede or prevent consummation of the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by the Company of written notice of such breach from CEC;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Company of written notice of such event; provided that CEC has otherwise complied with its obligations under Section 2(a)(i)(D) of this Agreement;

(c) the exercise by CEC of its duties in accordance with Section 15 hereof (the “CEC Fiduciary Out”);

(d) the Company (including any of its debtor subsidiaries) files any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is materially inconsistent with this Agreement or the CEOC Plan and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(e) any of the Definitive Documentation (including any amendment or modification thereof) necessary to effectuate the Restructuring is filed with the Bankruptcy Court or is otherwise executed, in either case, in form and substance that is not materially consistent with this Agreement and the CEOC Plan, or otherwise not reasonably acceptable to CEC, without the prior written consent of CEC;

(f) the scheduling order issued by the Bankruptcy Court establishing the timetable for the confirmation process and all related deadlines is not reasonably acceptable to CEC;

(g) the order approving the CEOC Disclosure Statement is not entered by June 30, 2016;

(h) the CEOC Confirmation Order is not entered by January 31, 2017;

(i) a trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Chapter 11 Cases. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the examiner order shall not constitute a CEC Termination Right;

(j) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not been stayed;

(k) if either the class comprised of the Prepetition Credit Agreement Claims or the class comprised of the Secured First Lien Notes Claims does not vote to accept the CEOC Plan as of the applicable Voting Deadline;

(l) the failure by the Company to obtain satisfaction or waiver of any of the conditions to Consummation of the CEOC Plan;

(m) the failure by CAC to execute a CAC Joinder by the Outside CAC Date;

(n) the amendment or modification of the CAC Joinder in a manner not reasonably acceptable to CEC;

(o) the failure by CEC and CAC to reach agreement on the terms and conditions of, and execute and deliver, the Merger Agreement or to obtain the Sponsor Agreements by the Outside Merger Date;

(p) the termination of the CAC Joinder, the Merger Agreement or any Sponsor Agreement;

(q) the Effective Date has not occurred by the Outside Date;

(r) automatically on June 22, 2016 if a 105 Injunction Order in form and substance acceptable to CEC is not entered on or prior to June 15, 2016, unless CEC has agreed in writing to waive such Termination Event prior to the occurrence thereof; or

(s) automatically on the date that is five (5) business days from the date on which any 105 Injunction Order in form and substance acceptable to CEC that has been entered ceases to be in effect unless CEC has agreed in writing to waive such Termination Event prior to the occurrence thereof.

7. Mutual Termination. This Agreement may be terminated by mutual agreement in writing by the Company and CEC.

8. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 5, or Section 6 hereof, as applicable, if such Party is in material breach of this Agreement and is not obligated to terminate by any of its duties as a title 11 debtor.

(b) Upon the termination of this Agreement pursuant to Section 5, Section 6, Section 7, or hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, however, that if a Party (or Parties) terminate(s) this Agreement due to a breach by another Party (or Parties), the non-breaching Party (or Parties) may enforce this Agreement against the breaching Party (or Parties) based on such breach.

(c) Notwithstanding Section 8(b), but subject to Section 15 hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the Termination Date and (ii) obligations under this Agreement which by their terms expressly survive a Termination Date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 11 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, and this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver.

9. Effectiveness. This Agreement will not be effective with respect to the Company until the satisfaction of the following conditions subsequent: CEC and CAC shall have (a) reached agreement on the terms and conditions of, and executed and delivered, the Merger Agreement in form and substance reasonably acceptable to the Company and (b) obtained the Sponsor Agreements in form and substance reasonably acceptable to the Company, in each case of (a) and (b), by the Outside Merger Date.

10. Cooperation.

(a) The Company shall use reasonable best efforts to provide to counsel for CEC (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances.

(b) CEC in a CEC Chapter 11 Case shall use reasonable best efforts to provide to counsel for the Company (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances.

11. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Company and CEC.

12. Entire Agreement. This Agreement, together with the CEOC Plan and the other Definitive Documents that are executed by the Parties, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, provided that nothing herein shall eliminate the rights and obligations of either the Company or CEC under (a) that certain Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of August 21, 2015, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Bank Creditors (as defined therein) party thereto from time to time, and (b) certain Fifth Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 7, 2015, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Creditors (as defined therein) party thereto from time to time, in each case except as modified by the contributions contemplated herein.

13. No Waiver and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, nothing herein (or in any of the Definitive Documentation, including the CEOC Plan) shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

15. Fiduciary Duties. Notwithstanding anything in this Agreement, nothing in this Agreement shall require (i) the Company, or CEC if CEC files a CEC Chapter 11 Case, or any of the directors, officers, shareholders or members of the Company, or CEC if CEC files a CEC Chapter 11 Case, each in its capacity as a director, officer, shareholder or member of such Party, or (ii) the CEC Strategic Alternatives Committee, with respect to the Merger Agreement or the Merger, until such time as the Merger Agreement contemplated by Section 2(c)(v)(A) is executed and delivered and thereafter only to the extent provided therein, in the case of each (i) and (ii), to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

16. CEC Liquidity Transactions. Nothing in this Agreement restricts: (a) the ability of CEC to seek, solicit, negotiate, execute agreements to or consummate transactions to sell or otherwise transfer assets or pledge any such assets to facilitate a financing transaction, in either case as may be necessary for CEC to maintain adequate liquidity, including without limitation for liquidity or financing purposes in connection with a CEC Chapter 11 Case; provided that CEC will use reasonable best efforts to provide the Company reasonable prior notice of any such agreement or transaction; or (b) any decision by CEC, in its sole and absolute discretion, to commence a CEC Chapter 11 Case. Nothing in the Agreement restricts any rights the Company may have to investigate or challenge any such transaction or take any other such action that the Company believes may be necessary to protect the rights of the estates of CEOC and its related chapter 11 debtor subsidiaries.

17. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

18. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Parties under this Agreement shall be several, not joint. No Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with the other Party.

19. Specific Performance; Remedies Cumulative. Each Party acknowledges that because money damages would be an insufficient remedy for any failure of any Party to perform its obligations in accordance with their specific terms or any other breach of this Agreement by any Party, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with, or to prevent breaches of, any of its obligations hereunder (including to take such actions as are necessary to consummate the Restructuring as contemplated by this Agreement and the CEOC Plan), without the necessity of proving the inadequacy of money damages as an exclusive remedy. Each of the Parties hereby waives (a) any defense that a remedy at law is adequate and (b) any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies. Nothing herein waives entitlements to money damages or any other remedies available at law or equity. None of the Parties shall oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law.

20. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent provided by 28 U.S.C. § 1334, and no Party shall request enforcement of this Agreement against the other Party in any court other than the Bankruptcy Court if it has exclusive or concurrent subject matter jurisdiction.

21. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile:	(212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

Facsimile:	(312) 862-2200

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000
Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000
Facsimile: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

22. Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

23. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

24. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring. From time to time, as and when requested by any Party, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Restructuring and actions contemplated by this Agreement and the CEOC Plan.

25. Publicity. The Company shall submit drafts to CEC of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name: Randall S. Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION,

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

[Signature page to CEOC and CEC Settlement Agreement and RSA]

Exhibit A